Exhibit 99.1

Discover Bank Announces Final Results of Private Exchange Offer

NEW CASTLE, Del., November 19, 2012 (BUSINESS WIRE) – Discover Bank (the “Bank”) announced today the final results of its private offer to exchange up to an aggregate principal amount of $500 million of its outstanding 8.70% Subordinated Notes Due 2019 (the “Bank Notes”) for new 3.850% Senior Notes Due 2022 of its parent company Discover Financial Services (the “DFS Notes”) and cash (the “Exchange Offer”).

The Exchange Offer expired at 11:59 p.m., New York City time, on November 16, 2012 (the “Expiration Date”).

Based on information provided by D.F. King & Co., Inc., the exchange agent for the Exchange Offer, as of the Expiration Date, $620,051,000 aggregate principal amount of Bank Notes had been validly tendered for exchange and not validly withdrawn, representing approximately 88.58% of the outstanding Bank Notes.

In accordance with the terms and conditions of the Exchange Offer, the Bank will accept $500,000,000 aggregate principal amount of the Bank Notes that were tendered for exchange.

The Bank expects settlement to take place on November 21, 2012. The DFS Notes have not been and will not be registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws. Therefore, the DFS Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The Bank has entered into a registration rights agreement with respect to the DFS Notes.

This press release is not an offer to sell or a solicitation of an offer to buy any security. The Exchange Offer is being made solely by the confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Contacts:

Investors:

William Franklin, 224-405-1902

williamfranklin@discover.com

Media:

Jon Drummond, 224-405-1888

jondrummond@discover.com

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, the Bank’s forward-looking statements. Words such as “expects,” “anticipates,” believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date of this press release, and the Bank undertakes no obligation to update any forward-looking statement.